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[UNITEDAUTO GROUP, INC. LETTERHEAD]




                                                                    EXHIBIT 99.1

                                                                   Press Release


Contact: Roger S. Penske  Jim Davidson                 Phil Hartz
         Chairman         Executive Vice President -   Senior Vice President -
                          Finance                      Corporate Communications

         313-592-5002     201-325-3303                 313-592-5365

                          jdavidson@unitedauto.com     phartz@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO TO ENTER TULSA, OKLAHOMA MARKET - EXECUTES LETTER OF INTENT WITH FORD
           MOTOR TO ACQUIRE TULSA AUTO COLLECTION GROUP OF DEALERSHIPS

DETROIT, MI, June 26, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly traded automobile retailer and member of the FORTUNE 500, announced today that it has signed a letter of intent to purchase the Tulsa Auto Collection, a group of dealerships owned by Ford Motor Company, in Tulsa, Oklahoma. Jim Evans, the dealer operator who currently manages the Tulsa Auto Collection will participate in the acquisition with the company, and continue to run the operation for UnitedAuto.

The Tulsa Auto Collection consists of seven dealerships representing the Ford, Lincoln/Mercury, Jaguar and Mazda brands. In addition, the company operates two Quality Car Care service centers and two used car facilities. The completion of the transaction is subject to customary conditions.

Roger Penske, UnitedAuto Chairman, stated, "We are excited about the opportunity to partner with Jim Evans to acquire these dealerships. Tulsa is a strong market and Ford has built a solid, customer-focused organization to represent its diversified portfolio of brands. UnitedAuto will be well positioned to capitalize on the momentum Ford has created in the Tulsa market, and we are pleased that our partners at Ford Motor Company chose UnitedAuto Group for this unique opportunity."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 123 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.